Exhibit 4.16

Execution Version

SHARE SUBSCRIPTION AGREEMENT

BETWEEN

JULIUS BAER INVESTMENT LTD.

AND

JUPAI HOLDINGS LIMITED

Dated as of December 28, 2015

SHARE SUBSCRIPTION AGREEMENT

This Share Subscription Agreement (this “Agreement”), dated as of December 28, 2015, is entered into between Jupai Holdings Limited, a corporation organized under the laws of the Cayman Islands (the “Company”), and Julius Baer Investment Ltd., a company organized under the laws of Switzerland (the “Investor”).  The Company and the Investor are sometimes herein referred to each as a “Party,” and collectively as the “Parties.”

WITNESSETH

WHEREAS, the Company wishes to issue and sell to the Investor, and the Investor wishes to subscribe for and purchase from the Company, ordinary shares of the Company, par value $0.0005 per share (“Ordinary Shares”), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company and each Investor is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the safe-harbor set forth in Regulation S adopted under the Securities Act (“Regulation S”); and

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Company and the Investor hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  For purposes of this Agreement:

“Action” means any charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“ADSs” means the American Depositary Shares of the Company, each representing six (6) Ordinary Shares.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that portfolio investments of the Investor and its investment fund affiliates shall not be deemed to be Affiliates of the Investor.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the PRC, Hong Kong or New York.

“Constitutional Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, operating agreement, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Domestic Entities” means Shanghai Juxiang Investment Management Consulting Co., Ltd., Shanghai Jupai Investment Group Co., Ltd., Baoyi Investment Consulting (Shanghai) Co., Ltd., Shanghai E-Cheng Asset Management Co., Ltd. and their direct and indirect Subsidiaries.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“GAAP” means the United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission (including any stock exchange or other self-regulatory organization) or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group Companies” means the Subsidiaries of the Company, including the Domestic Entities (with each of such Group Companies being referred to as a “Group Company”).

“knowledge” and other phrases of similar import with respect to the Company means the actual knowledge of any executive officers of the Company or any Group Company which such persons would have possessed had they made reasonable inquiry of appropriate employees, agents, or books and records of the Company with respect to the matter in question and for which they are generally responsible in carrying out their daily role within the Company.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Material Adverse Effect” means a material adverse effect (i) on any of the condition, business, assets, liabilities, or results of operations, of the Company and the Group Companies, taken as a whole, excluding any effect resulting from (w) any change, in and of itself, in the trading price or trading volume of the Company’s ADSs due to the capital market condition, (x) the public disclosure of the transactions contemplated hereby in accordance with the terms of this Agreement, (y) changes in generally accepted accounting principles that are generally applicable to comparable companies, or (z) changes in the financial or securities markets or general economic, political or regulatory conditions to the extent such changes do not have a materially disproportionate effect on the Company and the Group Companies, taken as a whole, relative to other participants in the industry in which the Company and the Group Companies operate; or (ii) on the ability of the Company to consummate the transactions contemplated by this Agreement or the other Transaction Documents and to timely perform its obligations under this Agreement or the other Transaction Documents.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and the islands of Taiwan.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the listing rules of, or any listing agreement with New York Stock Exchange and any other applicable Law regulating securities or takeover matters.

“Significant Subsidiaries” mean the Subsidiaries of the Company as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act, as listed in Schedule I.

“Subsidiary” means, with respect to any specified Person, any other Person controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of equity securities, voting power or registered capital.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above and (ii) in any jurisdiction  other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

SECTION 1.02.  Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Closing”	2.02
“Closing Date”	2.02
“Company”	Recitals
“Company Stock Plan”	3.02(a)
“Depositary”	5.04(a)
“Financial Statements”	3.09(a)
“Government Officials”	3.23(a)
“Indemnified Party”	8.01
“Indemnifying Party”	8.01
“Indemnity Notice”	8.04(e)
“Intellectual Property Rights”	3.20
“Investor”	Preamble
“Investor Observer”	5.02
“Loss”	8.01
“NYSE”	3.10
“OFAC”	3.23(c)
“Ordinary Shares”	Recitals
“Party”	Preamble
“Regulation S”	Recitals
“Reporting Period”	5.03
“Rule 144”	5.04(a)
“Sanctions”	3.23(c)
“Sanctioned Country”	3.23(c)
“Securities Act”	Recitals

Definition	Location
“SEC Reports”	3.08(a)
“Subscription Price”	2.01
“Subscription Shares”	2.01

SECTION 1.03.  Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                                 any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision;

(b)                                 references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(c)                                  where under this Agreement the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing shall be done on the immediately succeeding Business Day, unless otherwise specified.  If a period of time is specified and dates from, after or before a given day or the day of an act or event, it is to be calculated exclusive of that day unless otherwise specified;

(d)                                 all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(e)           all reference to a given time of day shall be to PRC time;

(f)                                   words importing the singular include the plural and vice versa and words importing a gender include every gender;

(g)                                  headings are inserted for convenience only and shall not affect the construction of this Agreement;

(h)                                 references to clauses, sections, schedules, attachments and exhibits are references to clauses, sections and schedules to or of this Agreement, and a reference to this Agreement includes any schedules, attachments and exhibits; and

(i)                                     references to “including” mean “including but not limited to” and “include” and “includes” have corresponding meanings.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01.  Issuance, Sale and Purchase of Shares.  Subject to the terms and conditions of this Agreement, the Company agrees to issue, sell and deliver to the Investor, and the Investor agrees to purchase from the Company, on the Closing (as hereinafter defined), 9,591,000 Ordinary Shares (the “Subscription Shares”), for an aggregate consideration of US$17,583,500.00 (the “Subscription Price”), at a purchase price per Ordinary Share of US$1.8333333 (representing a purchase price per ADS of US$11.00).

SECTION 2.02.  Closing.  Subject to the terms and conditions of this Agreement, the issuance, sale and delivery of the Subscription Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the office of O’Melveny and Myers LLP, 37F Plaza 66, Tower 1, 1266 Nanjing Road (West), Shanghai, the PRC, 200042 at 10:00 a.m. Beijing time on January 4, 2016 after all the conditions to the obligations of the Parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied on the date of the Closing) have been satisfied or waived prior to such date (the “Closing Date”) or at such other place or at such other time or on such other date as the Company and the Investor may mutually agree upon in writing.

SECTION 2.03.  Closing Deliveries by the Company.  At the Closing, subject to compliance by the Investor with the provisions of Section 2.04, the Company shall deliver or cause to be delivered to the Investor:

(a)                                 a certified true copy of an updated register of members of the Company, certified as true and accurate by the Company’s registered office, evidencing that the Subscription Shares have been issued and registered in the name of the Investor; and

(b)                                 a Certificate of Good Standing for the Company dated not more than five (5) Business Days prior to the Closing Date issued by the company registrar of the Cayman Islands.

SECTION 2.04.  Closing Deliveries by the Investor.  At the Closing, subject to compliance by the Company with the provisions of Section 2.03, the Investor shall deliver to the Company:

(a)                                 the Subscription Price by wire transfer in immediately available funds in U.S. dollars to the bank account to be designated by the Company in a written wiring instruction to the Investor at least three (3) Business Days before the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Subject to such exceptions disclosed in any SEC Reports furnished or filed prior to the date of this Agreement (excluding any disclosures in the SEC Reports under the headings “Risk Factors” and “Forward-Looking Statements” and any other disclosures of risk and uncertainties that are predictive and forward-looking in nature), the Company represents and warrants to the Investor that each of the statements contained in this Article III are true, complete and not misleading as of the date of this Agreement, and each of such statements shall be true, complete and not misleading on and as of the Closing Date, with the same effect as if made on and as of the Closing Date (unless such statement by its term speaks of a specified date, in which case the accuracy of such statement will be determined with respect to such date).

SECTION 3.01.  Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands, and each Group Company is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its incorporation.  Each of the Company and the Group Companies has all requisite legal and corporate power and authority to own and operate its properties and to carry on its business as now conducted.

SECTION 3.02.  Capitalization.

(a)                                 As of the date hereof, the authorized share capital of the Company is  US$500,000, consisting of (i) 600,000,000 Ordinary Shares, of which 179,586,759 Ordinary Shares are issued and outstanding (including 35,370,000 Ordinary Shares represented by ADSs), as reflected on the register of members of the Company.  All of the above outstanding shares are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or similar rights.  No Ordinary Shares are held in treasury and no Ordinary Shares are reserved for future issuance except as provided in the Company’s 2014 share incentive plan, as amended,(the “Company Stock Plan”), the vesting and exercisability of which shall not accelerate due to this Agreement or the Closing.  As of December 21, 2015, options to purchase 16,998,400 Ordinary Shares are outstanding under the Company Stock Plan and there is available for future grant under the Company Stock Plan options to purchase a total of 9,939,620 Ordinary Shares.  Except for the Company Stock Plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Group Company or obligating the Company or any Group Company to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Group Company.  All Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and subject to the conditions specified in the Company Stock Plan, will be duly authorized, validly issued, fully paid and nonassessable.

There are no outstanding contractual obligations of the Company or any Significant Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any Significant Subsidiary.  The issuance of the Subscription Shares as contemplated herein will not cause the number of Ordinary Shares issuable pursuant to the Company Stock Plan or any other outstanding convertible securities or share purchase rights to increase as a result of any antidilution provisions relating thereto.

(b)                                 All outstanding Ordinary Shares and all outstanding awards under the Company Stock Plans and all outstanding shares or capital stock of each of the Group Companies have been issued and granted in compliance with (i) all applicable Securities Laws and other applicable Laws and (ii) all requirements set forth in applicable contracts. All outstanding options under the Company Stock Plan have been issued without violation of any preemptive rights of any Person, and all Ordinary Shares issued upon exercise thereof will have been, upon such issuance, duly authorized and validly issued without violation of any preemptive rights of any Person and will be fully-paid and nonassessable.  Neither the Company nor any Group Company has any outstanding notes, bonds or other debt securities, or any option, warrant or other right to acquire the same, of the Company or any of the Group Companies.

(c)                                  The Company has not granted or agreed to grant to any Person any rights to have any securities of the Company registered with the SEC which has not been satisfied in full prior to the date of this Agreement.

SECTION 3.03.  Corporate Structure; Subsidiaries.

(a)                                 Schedule I sets forth a complete structure chart showing all of the Significant Subsidiaries and indicating the ownership and control relationships among all of the Significant Subsidiaries and all record holders of equity interests in the Significant Subsidiaries. The Company also holds 100% equity interests in Jupai Investment International Limited, a holding company incorporated in the British Virgin Islands and Jupai Investment International Limited holds 100% equity interests in Jupai HongKong Investment Limited, which primarily engages in the investment businesses. Except as set forth in Schedule I, (i) the Company owns, directly or indirectly, all of the shares of capital stock of each Significant Subsidiary free and clear of any and all Encumbrances, (ii) all the issued and outstanding shares of capital stock of each Significant Subsidiary are validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive rights or similar rights, (iii) there are no outstanding conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Significant Subsidiary for the purchase or acquisition of any shares of capital stock of any Significant Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock, (iv) neither the Company nor any Group Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any convertible securities, rights, warrants or options of the type described in the preceding clause (iii), and (v) neither the Company nor any Group Company is party to any agreement restricting the voting or transfer of any shares of the capital stock of any Group Company.

(b)                                 The true and complete copies of the Constitutional Documents of each Significant Subsidiary currently in effect have been provided to the Investor.

(c)                                  Each Domestic Entity is a limited liability company duly organized, validly existing and in good standing under the applicable PRC Laws.  For each Domestic Entity, the holders of record of its registered capital have contributed its subscribed share of the entity’s registered capital pursuant to the relevant joint venture contract and articles of association, and all such contributions have been verified and certified by a Chinese registered public accountant according to applicable PRC Law, approved by all relevant PRC Governmental Authorities and fully paid, and verification certificates, if required, have been issued to each such holder of record or previous investor accordingly.  All previous transfers or assignments of registered capital have been approved by the relevant PRC Governmental Authorities, if required, and all necessary corporate action.

SECTION 3.04.  Authority.  The Company has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and the other Transaction Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and upon its execution the other Transaction Documents shall have been, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Investor) this Agreement constitutes, and upon its execution the Transaction Documents (assuming due authorization, execution and delivery by the Investor and the other parties thereto) shall constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

SECTION 3.05.  Valid Issuance.  The Subscription Shares have been duly authorized and, assuming the accuracy of the representations and warranties of the Investor in this Agreement, when issued and delivered to and paid for by the Investor pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any Encumbrance or restriction of any kind or nature, except for restrictions under the Securities Act or created by virtue of this Agreement, and upon delivery and entry into the register of members of the Company will transfer to the Investor good and valid title to the Subscription Shares.

SECTION 3.06.  Noncontravention.  Neither the execution and the delivery of this Agreement and the other Transaction Documents by the Company, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any provision of the Constitutional Documents of the Company or any Significant Subsidiary, (b) conflict with or violate any Governmental Order to which the Company or any Significant Subsidiary is subject or (c) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which the Company is bound or to which any of the Company’s assets are subject.  There is no Action pending or, to the knowledge of the Company, threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

SECTION 3.07.  Consents and Approvals.  Neither the execution and delivery by the Company of this Agreement or any of the other Transaction Documents, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, filing or registration with, or the giving notice to, any Governmental Authority or any other Person.

SECTION 3.08.  SEC Reports.

(a)                                 The Company has filed or furnished, on a timely basis, all forms, reports, registration statements, prospectuses and other documents required to be filed or furnished by it with the SEC under applicable Laws (collectively, together with any exhibits included or incorporated by reference therein and financial statements and schedules thereto and documents included or incorporated by reference therein, the “SEC Reports”).  The SEC Reports (i) complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)                                 As of the date of the this Agreement, except the transactions contemplated under this Agreement, no event or circumstance has occurred or exists with respect to the Company or the Group Companies or their respective businesses, properties, prospects, operations or financial condition, which, under the Securities Laws, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

SECTION 3.09.  Financial Statements; Undisclosed Liabilities; Internal Control.

(a)                                 Each of the audited consolidated financial statements (including, in each case, any notes thereto) and unaudited consolidated interim financial statements included or incorporated by reference in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) (the “Financial Statements”) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments and the absence of notes that comply with GAAP).

(b)                                 Neither the Company nor any of the Significant Subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed in accordance with GAAP, except for (i) liabilities or obligations disclosed and provided for in Financial Statements, (ii) liabilities and obligations, incurred in the ordinary course of business consistent with past practice since September 30, 2015, (iii) liabilities or obligations arising under or in connection with the transactions contemplated by this Agreement and (iv) obligations under applicable Law and contracts and commitments incurred in the ordinary course of business and not required under the GAAP to be reflected in the Financial Statements, which, in each case of items (ii) and (iv), individually or in the aggregate, are not material to the financial condition or operating results of the Group Companies, taken as a whole.   None of the Company or the Significant Subsidiary is a party to any contract or any commitment providing for an interest rate, currency or commodity swap, derivative, forward purchase or sale or other transaction similar in nature or effect or involving any off-balance sheet financing.

(c)                                  The Company maintains a system of internal accounting control to provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorizations.

SECTION 3.10.  Listing and Maintenance Requirements.  The Ordinary Shares represented by ADSs have been at all times since July 15, 2015 listed for trading on the New York Stock Exchange (“NYSE”), and have not been suspended from trading by the SEC or NYSE at any time nor has such suspension by the SEC or NYSE been threatened at any time.  The Company has not received notice from NYSE to the effect that the Company is not in compliance with the listing or maintenance requirements thereof.  The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Ordinary Shares represented by

ADSs on NYSE in material respects.  Assuming the accuracy of the representations and warranties of the Investor in this Agreement, the issuance and sale of the Subscription Shares under the Transaction Documents does not contravene the rules and regulations of NYSE, and no approval of the shareholders of the Company thereunder is required for the Company to issue and deliver to the Investor the Shares contemplated by Transaction Documents.

SECTION 3.11.  No Registration.  Assuming the accuracy of the Investor’s representations and warranties set forth in Article IV, the issuance of the Subscription Shares to the Investor in the manner contemplated by this Agreement does not require registration under the Securities Act and is exempt from the registration or qualification requirements of all applicable Securities Laws.

SECTION 3.12.  Offering.

(a)                                 Neither the Company nor any of its Affiliates, nor any person acting on its behalf or their behalf, directly or indirectly, (i) has used or will use any form of “directed selling efforts” (as defined in Rule 902 of Regulation S under the Securities Act), general solicitation or general advertising or made any offer by means of any directed selling efforts in the United States in connection with the offer and sale of any of the Subscription Shares, or (ii) offered or solicited offers to buy or sell the Subscription Shares by any form of general solicitation or general advertising or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.  Neither the Company nor any of Group Company has engaged any placement agent or other agent in connection with the offer or sale of the Subscription Shares.

(b)                                 Neither the Company nor any of its Affiliates nor any Person acting on its behalf or their behalf, directly or indirectly has sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Subscription Shares in a manner that would require the registration under the Securities Act of the offer or sale of the Subscription Shares.

SECTION 3.13.  Absence of Certain Changes and Events.  Since September 30, 2015, except as specifically disclosed in the SEC Reports or as contemplated in the Transaction Documents, neither the Company nor any Significant Subsidiary has:

(a)                                 suffered any event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect;

(b)                                 effected any merger, consolidation, amalgamation, scheme of arrangement or other business combination of the same effect with or into any other Person;

(c)                                  suffered any damage, destruction or loss, whether or not covered by insurance, in an amount in excess of US$2,500,000;

(d)                                 incurred any material liabilities (direct, indirect, contingent, or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC;

(e)                                  changed its auditors;

(f)                                   made any material change in the accounting methods or practices it follows, whether for general financial or Tax purposes, or any material change in depreciation or amortization policies or rates adopted therein, or any Tax election;

(g)                                  declared, set aside or made any dividend or distribution of cash or other property to its shareholders or declared or agreed to any direct or indirect redemption, retirement, purchase or other acquisition any shares of the capital stock of the Company or any Group Company;

(h)                                 issued any shares of capital stock of the Company or a Group Company, or any warrants, rights or options thereof, or entered into any commitment relating to the shares of capital stock of the Company or a Group Company, except pursuant to the Company Stock Plans;

(i)                                     commenced or settled any material Action involving the Company or the Group Companies or which may impose any material restrictions on the Company or the Group Companies or the conduct of their respective businesses;

(j)                                    adopted or proposed the adoption of any change in the Constitutional Documents of the Company or a Group Company; or

(k)                                 agreed or committed to do any of the acts described in this Section 3.13.

SECTION 3.14.  Absence of Litigation.  There are no material Actions pending or to the Company’s knowledge threatened, to which the Company or any Group Company is or may be a party or subject or of which property of the Company or any Group Company is or may be the subject.  Neither the Company nor any Group Company, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under Securities Laws or a claim of breach of fiduciary duty in material respects. As of the date of this Agreement, there is no pending investigation by the SEC or other Governmental Authority involving the Company or, to the knowledge of the Company, involving any current or former director or officer of the Company (in his or her capacity as such). The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Group Company under the Exchange Act or the Securities Act.

SECTION 3.15.  Labor Relations.  No labor strike, disturbance or material dispute exists or is pending or, to the knowledge of the Company, is threatened with respect to any of the employees of the Company or the Group Companies.  No employee of the Company or any Group Company belongs to any union or collective bargaining unit except as required by the applicable laws of the PRC.

SECTION 3.16.  Compliance with Laws.  The Company and the Group Companies are, and have been, in compliance in all material respects with all applicable Laws or Governmental Orders, and as of the date of this Agreement, none of them is under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any violation of, any applicable Law or Governmental Order.  Except for statutory or regulatory restrictions of general application, to the knowledge of the Company, there is no restriction placed by the Governmental Authority on the business or properties of the Company or the Group Companies.

SECTION 3.17.  Compliance with Constitutional Documents and Material Contracts.  Neither the Company nor any Group Company is in violation or default of any provision of its Constitutional Documents, or in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, credit facility, permit or other instrument  to which it is a party or by which it or any of its properties are bound except where such violation, breach or default would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18.  Permits. The Company and the Group Companies possess all certificates, permits, licenses, franchises, authorizations, orders and approvals issued by, and have made all filings, applications and registrations with, the appropriate Governmental Authorities in all relevant jurisdictions necessary to permit them to own or lease their respective properties and assets and conduct their respective businesses, in particular, wealth management and asset management businesses, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and as of the date of this Agreement, neither the Company nor any Significant Subsidiary has received any notice of proceedings relating to the revocation or modification of any such permits.  None of such permits has been terminated and, in respect of any such permit that is subject to renewal, the Company has not received any notice that such renewal will not be timely granted by the relevant Government Authorities.  The Company and each of Group Companies are in compliance with the terms of such permits, except where the failure to so comply does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Neither the execution, delivery or performance by the Company of any Transaction Document to which it is a party nor the consummation of the transactions contemplated hereunder will result in a breach of, or constitute a default under, any such permits.

SECTION 3.19.  Title to Assets.  The Company and the Significant Subsidiaries have valid land use rights for all real estate owned by the Company or the Significant Subsidiaries, which is material to the businesses of the Company and the Significant Subsidiaries respectively, and good and marketable leasehold estates to all real estate leased by the Company or the Significant Subsidiaries, respectively, which is material to the businesses of the Company and the Significant Subsidiaries and good and marketable title in all personal property owned by them, which is material to the businesses of the Company and the Significant Subsidiaries, in each case free and clear of all Encumbrances, except for Encumbrances as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Significant Subsidiaries.  Any real property and facilities held under lease by the Company and the Group Companies are held by them under valid, subsisting and enforceable leases of which the Company and the Group Companies are in compliance except where the non-compliance could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

SECTION 3.20.  Intellectual Property.  The Company has no knowledge and has not received written or oral notice, that its or any of the Group Companies’ patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that any the Company and the Group Companies owns, uses, or has the rights to use (collectively, the “Intellectual Property Rights”), violates or infringes upon the rights of any Person except where such violation or infringement could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.  The Company and the Group Companies own or possess all rights to use, option and/or license, as the case may be, all Intellectual Property Rights necessary and material for the conduct of their respective businesses as currently being conducted. As of the date of this Agreement, there is no claim or proceeding pending or, to the knowledge of the Company, threatened that challenges the right of the Company or any Group Companies with respect to any of the Intellectual Property Rights, except where such challenges could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

SECTION 3.21.  Related Party Transactions.  None of the officers or directors of the Company or any Significant Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Significant Subsidiary is presently a party to any transaction with the Company or any Significant Subsidiary(other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 Regulation S-K promulgated under the Securities Act, other than (a) for payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company or a Significant Subsidiary, (c) for other employee benefits, including stock option agreements under the Company Stock Plan.

SECTION 3.22.  Tax Matters.

(a)                                 Each of the Company and the Group Companies (i) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority, (ii) has timely paid all Taxes owed by it which are due and payable as shown on any Tax Return and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than, in the case of clauses (i) and (ii), unpaid Taxes that are in contest with Tax authorities by such entity in good faith or nonmaterial in amount, or where the failure to so pay or file any such Taxes would not have or reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Tax Return referred to in paragraph (a) above was properly prepared in compliance with applicable Laws and was true, correct and complete in all material respects.  None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading.  No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as required by Law.  All records relating to such Tax Returns or to the preparation thereof required by applicable Laws to be maintained by the Company or any Significant Subsidiary have been duly maintained.  No written claim has been made by a Governmental Authority in a jurisdiction where the Company or any Significant Subsidiary does not file Tax Returns referred to in paragraph (a).  No material Tax lien is currently in effect against any of the assets of the Company or any Group Company other than for Taxes not yet due and payable or that are being contested with Tax authorities.

(c)                                  The provisions for Taxes in the respective balance sheets of the Company contained in or incorporated by reference in the SEC Reports are sufficient in all material respects for the payment of all accrued and unpaid applicable Taxes of each Group Company as of the date of such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet.  There are no unresolved questions or claims concerning any material Tax Liability of the Company.  Since September 30, 2015, the Company has not incurred any liability for material Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.  As of the date of this Agreement, there is no pending dispute with, or notice from, any Tax authority relating to any of the material Tax Returns filed by the Company or any Group Company, and to the knowledge of the Company, and there is no proposed liability for a deficiency in any Tax to be imposed upon the properties or assets of the Company or any Group Company, which would have, or reasonably be expected to have Material Adverse Effect on the Company or the Group Companies, taken as a whole.  As of the date of the this Agreement, neither the Company nor any Significant Subsidiary is the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of material Taxes that has not been resolved or is the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment of withholding of material Taxes.  The Company is not responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise other than other Group Companies, and their Affiliates.

(d)                                 All Tax credits and Tax holidays enjoyed by the Group Companies established under the Laws of the PRC under applicable Laws since its establishment have been in compliance with all applicable Laws in all material respects and has not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) .

(e)                                  The Company is not a resident enterprise for PRC Tax purposes.

SECTION 3.23.  Certain Business Practices.

(a)                                 (i) Neither the Company nor any Group Company, nor any director, officer, or employee, nor, to the Company’s knowledge, any agent or representative of the Company or of any Group Company, has (A) taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, whether in the form of a bribe, kickback, rebate, payoff, influence payment or otherwise, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office, all of the foregoing being referred to as “Government Officials”), or to any other person while knowing that all or some portion of the money or value was or will be offered, given or promised to a Government Official, to influence official action or secure an improper advantage or (B) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, and (ii) the Company and the Group Companies have conducted their businesses in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with such laws and with the representation and warranty contained herein.

(b)                                 The operations of each of the Company and the Group Companies are and have been conducted at all times in compliance with the money laundering Laws of applicable jurisdictions, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority.

(c)                                  Neither the Company nor any Group Company, nor any director, officer, employee, to the knowledge of the Company, agent, affiliate or other person associated with or acting on behalf of the Company or any Group Company is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or

“blocked person”) or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, any Group Company located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and the Company will not use the proceeds of the offering of the Subscription Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, directly or indirectly, (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.  For the past five years, the Company and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

SECTION 3.24.  Executive Officers.  No executive officer (as defined in Rule 501(f) of the Securities Act) of the Company or any Group Company has notified the Company or such Group Company that such officer intends to leave the Company or such Group Company or otherwise terminate such officer’s employment with the Company or such Group Company. No executive officer of the Company or any Group Company, to the knowledge of the Company, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, noncompetition agreement, or any other contract or agreement or any restrictive covenant.

SECTION 3.25.  Price of Ordinary Shares.  The Company has not taken any action intended to stabilize or manipulate the price of the Company’s Ordinary Shares.

SECTION 3.26.  Investment Company Act.  The Company is not required to register as an “investment company”, as such term is defined in the U.S. Investment Company Act of 1940, as amended.

SECTION 3.27.  Disclosure.  The Company has not provided the Investor with any information that it believes constitutes or could reasonably be expected to constitute material, non-public information except insofar as the existence, provisions and terms of the Transaction Documents and the proposed transactions hereunder may constitute such information, all of which will be disclosed by the Company in the press release as contemplated by Section 9.06 hereof. The Company acknowledges that Investor is relying on the representations, acknowledgements and agreements made by the Company in this Section hereof in making investment or trading and other decisions concerning the Company’s securities.

SECTION 3.28.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE INVESTOR

The Investor represents and warrants to the Company that each of the statements contained in this Article IV are true, complete and not misleading as of the date of this Agreement, and each of such statements shall be true, complete and not misleading on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing (unless such statement by its term speaks of a specified date, in which case the accuracy of such statement will be determined with respect to such date).

SECTION 4.01.  Organization, Good Standing and Qualification.  The Investor is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The Investor has all requisite legal and corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it conducts and proposes to conduct business.

SECTION 4.02.  Authority  The Investor has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Investor of this Agreement and the other Transaction Documents, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Investor. This Agreement has been, and upon its execution the other Transaction Documents shall have been, duly executed and delivered by the Investor, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes, and upon its execution the Transaction Documents (assuming due authorization, execution and delivery by the Company and the other parties thereto) shall constitute, legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

SECTION 4.03.  Noncontravention.  Neither the execution and the delivery of this Agreement and the other Transaction Documents by the Investor, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any provision of the Constitutional Documents of the Investor, (b) conflict with or violate any Governmental Order to which the Investor is subject or (c) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Investor is a party or by which the Investor is bound or to which any of the Investor’s assets are subject, except in the case of (c), for such conflict, breach, Encumbrance, default, termination, acceleration or cancellation as would not reasonably be expected to have a material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement or the other Transaction Documents and to timely perform its obligations under this Agreement or the other Transaction Documents. There is no Action pending or threatened against the Investor that questions the validity of this Agreement or the right of the Investor to enter into this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

SECTION 4.04.  Experience.  The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subscription Shares. The Investor is capable of bearing the economic risks of such investment, including a complete loss of its investment.

SECTION 4.05.  Investment Purpose.  The Investor is acquiring the Subscription Shares for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with the Securities Act.

SECTION 4.06.  Restricted Securities.  The Investor acknowledges and agrees that the Subscription Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration under the Securities Act.

SECTION 4.07.  Non-U.S. Investor.  The Investor is purchasing the Subscription Shares outside of the United States in an offshore transaction meeting the requirements of Regulation S under the Securities Act.

SECTION 4.08.  General Solicitation.  The Investor is not purchasing the Subscription Shares as a result of any advertisement, article, notice or other communication regarding the Subscription Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

SECTION 4.09.  Financing.  The Investor has sufficient immediately available funds to pay, in cash, the Subscription Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the transactions contemplated hereby and thereby.

SECTION 4.10.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Investor.

ARTICLE V

COVENANTS

SECTION 5.01.  Use of Proceeds.  The Company shall use the proceeds from the issuance of the Subscription Shares pursuant to this Agreement to for general working capital purposes, but not for the repayment of any outstanding indebtedness of the Company or any of Group Company outside of its ordinary course of business.

SECTION 5.02.  Board Observer. The Company shall procure that at all times after the Closing, the Investor shall be entitled to appoint one observer (the “Investor Observer”) to the Company’s board of directors, for so long as the Investor has not transferred more than 40% of the Subscription Shares (other than to an Affiliate of the Investor).  The Investor Observer shall be entitled to attend all meetings of the board of directors, in a nonvoting observer capacity and the Company shall give the Investor Observer copies of all notices, minutes, consents, and other materials that the Company provides to the directors at the same time and in the same manner as provided to such directors.  The Investor Observer shall be entitled to be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attending board meetings.  The Investor acknowledges that the Investor Observer shall be subject to the same non-disclosure and insider trading restrictions as applicable to the other members of the board under applicable Laws.

SECTION 5.03.  Listing on NYSE and Reporting.  The Company shall use its commercially reasonable efforts to maintain the designation and quotation, or listing, of the Ordinary Shares represented by ADSs on NYSE for a minimum of two (2) years following the date of the Closing.  Until the second anniversary of the Closing Date (the “Reporting Period”), the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act within the time periods required by the SEC, and if the Investor requests for the registration of the ordinary shares it holds for resale on Form F-3/S-3, the Company shall consider such request and the two Parties shall discuss in good faith to accommodate such request of the Investor.

SECTION 5.04.  Issuance of American Depositary Shares.

(a)                                 At any such time that the Subscription Shares may be sold in accordance with Rule 144 promulgated under the Securities Act, as amended, or a successor rule thereto (collectively, “Rule 144”), the Company shall, at the Investor’s request, use its best efforts to cause JPMorgan Chase Bank, N.A. (the “Depositary”) to deliver ADSs to the Investor from time to time upon the Investor’s deposit of Ordinary Shares with the Depositary or its designated custodian and the satisfaction of any other customary requirements under Rule 144 and, in connection therewith, the Company shall cause new share certificate(s) to be issued and entries on the Company’s register of members to be entered with respect to such Ordinary Shares in the name of the Depositary, without restrictive legends, for the purpose of such deposit.

(b)                                 The Company shall bear any fees and expenses in connection with the Investor’s deposit of Ordinary Shares and the issuance of ADSs representing such Ordinary Shares payable to the Depositary and other charges of the Depositary and its custodian. The

Company shall bear the fees and expenses related to the cancellation of any share certificates representing Ordinary Shares and issuance of new share certificates, the updating of the Company’s register of members for any deposit of Ordinary Shares with the Depositary or its designated custodian.

SECTION 5.05.  Interim Business Operations.  Between the date of this Agreement and the Closing, the Company and the Group Companies shall operate their respective businesses only in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, from the date hereof until the date of the Closing, other than as contemplated by this Agreement or any other Transaction Documents, the Company shall not, and shall cause each of the Group Companies not to, without the Investor’s prior written consent, take any action that would constitute a breach or violation of Section 3.13 of this Agreement.

SECTION 5.06.  Non-public Information.  The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide the Investor or its agents or counsel with any information that the Company believes constitutes material nonpublic information, unless prior thereto the Investor shall have executed a written agreement regarding the confidentiality and use of such information.

SECTION 5.07.  Further Action.  The Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the other Transaction Documents and consummate and make effective the transactions contemplated hereby and thereby.

SECTION 5.08.  Lock-up.  The Investor shall not, during the applicable Lock-Up Period (as defined below), directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign or otherwise dispose of any of the relevant Subscription Shares, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the relevant Subscription Shares, whether any such aforementioned transaction is to be settled by delivery of the Ordinary Shares, ADSs or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, contract to sell, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company.  As used herein, the “Lock-Up Period” with respect to any Subscription Shares will commence on the relevant Closing Date and continue until and include the date that is six months after such relevant Closing Date. Notwithstanding the foregoing, the Investor may transfer its Subscription Shares to a controlled Affiliate during the six-month period from the date of this Agreement, subject to applicable law.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01.  Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Representations, Warranties and Covenants.  The representations and warranties of the Investor contained in this Agreement (A) that are not qualified as to “materiality” or Material Adverse Effect shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” or Material Adverse Effect shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date;

(b)                                 No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(c)                                  Transaction Documents.  The Investor shall have delivered to the Company duly executed counterparts to the Transaction Documents.

SECTION 6.02.  Conditions to Obligations of the Investor. The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Representations, Warranties and Covenants.  The representations and warranties of the Company contained in this Agreement (A) that are not qualified as to “materiality” or Material Adverse Effect shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” or Material Adverse Effect shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date;

(b)                                 No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the other Transaction Documents Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(c)                                  Transaction Documents.  Each of the Transaction Document shall have been duly executed and delivered by all the parties thereto (other than the Investor) to the Investor.

ARTICLE VII

TERMINATION

SECTION 7.01.  Termination.  This Agreement may be terminated at any time:

(a)                                 by either the Company or the Investor if the Closing shall not have occurred by January 31, 2016; provided, however, that the right to terminate this Agreement under this Section 7.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)                                 by either the Company or the Investor in the event that any Governmental Order restraining, enjoining or otherwise prohibiting in any material respect the transactions contemplated by this Agreement shall have become final and nonappealable;

(c)                                  by the Company if any Investor shall have breached in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by the Company to such Investor specifying such breach;

(d)                                 by the Investor if the Company shall have breached in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by the Investor to the Company specifying such breach; or

(e)                                  by the mutual written consent of the Company and the Investor.

SECTION 7.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01.  Indemnification.  Each of the Company and the Investor (an “Indemnifying Party”) shall indemnify and hold each other and their directors, officers, employees, Affiliates, agents, assigns and transferees (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, but excluding consequential damages, special or incidental damages, indirect damages, punitive damages, lost profits, and diminution in value (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any schedule or exhibit hereto; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party contained in this Agreement.

SECTION 8.02.  Basket and Cap.  Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, gross negligence or willful misconduct, (i) the Indemnifying Party shall not be obligated to indemnify an Indemnified Party under Section 8.01, except if and to the extent that the aggregate Losses incurred by the Indemnified Party as a result of all Losses that would otherwise be subject to indemnification under Section 8.01 exceeds the sum of US$250,000, and then such Indemnified Party shall be entitled to indemnification for the full amount of such Losses and (ii) the aggregate Liability of the Indemnifying Party to the Indemnified Party for indemnification under Section 8.01 shall be limited to the Subscription Price.  In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.

SECTION 8.03.  Notice of Claims; Procedures.  If an Indemnified Party makes any claim against an Indemnifying Party for indemnification, the claim shall be in writing and shall state in general terms the facts upon which such Indemnified Party makes the claim.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days from its receipt of such claim that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.  In the event of any claim or demand asserted against an Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within thirty (30) calendar days after receipt from the Indemnified Party of such claim or demand, indicating whether such Indemnifying Party intends to assume the defense of the claim or demand.  If an Indemnifying Party assumes the defense, the Indemnifying Party may not agree to any compromise or settlement to which the Indemnified Party has not consented in writing. If the Indemnifying Party elects not to assume the defense or fails to make such an election within the 30-day period, or otherwise fails to continue the defense of the Indemnified Party reasonably and in good faith, the Indemnified Party may assume the defense thereof at the expense of the Indemnifying Party, and a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01.  Survival of the Representations and Warranties.  Regardless of any investigation made by or on behalf of the Investor or the Company or any Person controlling any of them and the delivery of and payment for the Subscription Shares, all representations and warranties made by any Party shall survive for two years following the Closing and shall terminate and be without further force or effect on the second anniversary of the date of the

Closing, except as to (i) any claims thereunder which have been asserted in writing pursuant to Section 8.01 against the Party making such representations and warranties on or prior to such second anniversary, and (ii) the representations contained in Section 3.01 (Organization, Good Standing and Qualification), Section 3.02 (Capitalization), Section 3.03 (Corporate Structure; Subsidiaries), Section 3.04 (Authority), Section 3.05 (Valid Issuance), Section 4.01 (Organization, Good Standing and Qualification) and Section 4.02 (Authority), each of which shall survive indefinitely.

SECTION 9.02.  Legend.  The Company and the Investor acknowledge and agree that each certificate representing the Subscription Shares, if issued, may be endorsed with the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

The Company may instruct its transfer agent not to register the transfer of the Securities, unless the conditions specified in the foregoing legends are satisfied.

SECTION 9.03.  Removal of Legend and Transfer Restrictions.  Any legend endorsed on a certificate pursuant to Section 9.02 and the stop transfer instructions with respect to such securities shall be removed and the Company shall issue a certificate without such legend to the holder thereof (a) if such securities are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available, (b) if such legend may be properly removed under the terms of Rule 144 promulgated under the Securities Act, or (c) if such holder provides the Company with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for the Company to the effect that a sale, transfer or assignment of such securities may be made without registration.

SECTION 9.04.  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 9.05.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section

9.05):

(a)                                 if to the Company:

Jupai Holdings Limited

10th Floor, Jin Sui Building

379 South Pudong Road

Pudong New District

Shanghai, China 200120
Attention:  Chief Financial Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

c/o 42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention: Z. Julie Gao, Esq.

Fax:+852.3910.6752

(b)                                 if to the Investor:

Julius Baer Investment Ltd.

c/o Julius Baer Group Ltd., Bahnhofstrasse 36,

CH-8001 Zurich, Switzerland

Fax: +41 58 888 5517

Attention: Group General Counsel

with a copy to:

O’Melveny & Myers

Yin Tai Office Tower, 37th Floor

No. 2 Jianguomenwai Ave.,

Chao Yang District, Beijing, China 100022

Fax:  86-10-6563-4201

Attention:  Ke Geng

SECTION 9.06.  Public Announcements.  No Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or otherwise communicate with any news media without the prior written consent of each other Party unless otherwise required by Law or applicable stock exchange regulation, and the Parties shall cooperate as to the timing and contents of any such press release, public announcement or communication; provided, however, that the Investor may disclose the transactions contemplated by this Agreement: (i) to its Affiliates, partners (limited or general), affiliated investment or co-

investment funds or other Person with participation rights in respect of the Investor or its affiliated investment or co-investment funds or (ii) to its advisors, employees, agents, accountants, or attorneys, in each case as the Investor shall procure that the Persons being disclosed such information shall comply with the confidentiality obligations for  such information as provided hereunder.

SECTION 9.07.  Investor Name.  Except as otherwise required by Law or applicable stock exchange regulation, the Company shall not use (and shall cause the Group Companies not to use), directly or indirectly, Investor’s name or the name of any of the Affiliates of the Investor in any advertisement, announcement, press release or other similar communication unless the Company shall have received the prior written consent of the Investor for the specific use contemplated.

SECTION 9.08.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 9.09.  Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Company and the Investor with respect to the subject matter hereof and thereof.

SECTION 9.10.  Assignment.  Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Investor without the express written consent of the other Party, except that the Investor may assign all or any of its rights and obligations hereunder to any controlled Affiliate of the Investor without the consent of the Company, provided that no such assignment shall relieve the Investor of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

SECTION 9.11.  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by the Company and the Investor, or (b) by a waiver in accordance with Section 9.12.

SECTION 9.12.  Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of another party, (b) waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered by another party pursuant hereto or (c) waive compliance with any of the agreements of another party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 9.13.  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 9.14.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force.  There shall be three arbitrators.  The Company shall have the right to appoint one arbitrator, the Investor shall have the right to appoint one arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre.  The language to be used in the arbitration proceedings shall be English.  Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby. The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal. The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

SECTION 9.15.  Waiver of Jury Trial.  Each of the parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the parties hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.15.

SECTION 9.16.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Jupai Holdings Limited

By:	/s/ Jianda Ni
Name: Jianda Ni
Title: Chief Executive Officer

Signature Page to Share Subscription Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JULIUS BAER INVESTMENT LTD.

By:	/s/ Urs Emminger	/s/ Ch. Hiestand
	Name: Urs Emminger	Ch. Hiestand
Title: Members of the board of directors

Signature Page to Share Subscription Agreement

SCHEDULE I

SIGNIFICANT SUBSIDIARIES

Shanghai Juxiang Investment Management Consulting Co., Ltd., and Jupai HongKong Investment Limited holds 100% equity interest.

Shanghai Jupai Investment Group Co., Ltd., a variable interest entity of the Company and each of Mr. Tianxiang Hu, Dr. Weishi Yao, Mr. Keliang Li, Ms. Yacheng Shen and Ms. Yichi Zhang, holds 67.7%, 10%, 8.3%, 8% and 6% of equity interests, respectively.

Juzhou Asset Management (Shanghai) Co., Ltd. and  Shanghai Jupai Investment Group Co., Ltd. holds 85% equity interests and Shanghai Xinpai Investment Management Company Limited holds 15% equity interests, respectively.

Scepter Pacific Limited and all the subsidiaries under Scepter Pacific Limited as listed on Page 75 of the Company’s prospectus dated July 15, 2015 with the holding structure as reflected on Page 75 of the Company’s prospectus dated July 15, 2015.